EXHIBIT 2.1
                                                                     -----------




                                   ----------







                      AGREEMENT AND PLAN OF REORGANIZATION


                                  By and among


                                FSGI CORPORATION

                                  as PURCHASER



                                       and



                         THE MARTIAL ARTS NETWORK, INC.

                                    as SELLER









                                   ----------

                                December 21, 1998

                      AGREEMENT AND PLAN OF REORGANIZATION
                      ------------------------------------


         THIS AGREEMENT AND PLAN OF REORGANIZATION (the "AGREEMENT") is made and entered into this 21st day of December, 1998 by and among FSGI CORPORATION, a Florida corporation (hereinafter referred to as "PURCHASER"), & THE MARTIAL ARTS NETWORK, INC., a Delaware corporation, (hereinafter referred to as "SELLER"), relating to the acquisition by PURCHASER of all of the outstanding common capital stock of THE MARTIAL ARTS NETWORK ON-LINE, INC. (hereinafter referred to as "MANO"), a wholly-owned subsidiary of the SELLER.

                                    RECITALS
                                    --------

         A. Seller owns all of the issued and outstanding shares of the capital stock of MANO.

         B. PURCHASER is willing to acquire all of the issued and outstanding capital stock of MANO, making MANO a wholly-owned subsidiary of PURCHASER, and the SELLER desires to exchange all of it's shares of MANO's capital stock for authorized by unissued shares of Common Stock $.001 par value (the "Common Stock") of PURCHASER as hereinafter provided.

         C. It is the intention of the parties hereto that: (i) PURCHASER shall acquire all of the issued and outstanding capital stock of MANO in exchange solely for the consideration set forth below (the "Exchange")' (ii) the Exchange shall qualify as a tax-free reorganization under Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended, and related sections thereunder; and (iii) the Exchange shall qualify as a transaction in securities exempt from registration or qualification under the Securities Act of 1933, as amended, and under the applicable securities laws of each jurisdiction where the SELLER is located.

         NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties contained in this AGREEMENT, the parties hereto agree as follows:


SECTION 1.  PURCHASE OF SHARES
------------------------------

         1.1 ACQUISITION OF SHARES - PURCHASER and SELLER hereby agree that the SELLER shall, on the Closing Date (as hereinafter defined), exchange all of the issued and outstanding shares of capital stock of MANO (the "MANO SHARES") and PURCHASER shall issue to the SELLER an aggregate of three million (3,000,000) Shares of PURCHASER'S Restricted Common Stock (the "PURCHASER SHARES") and an option to purchase up to one million additional shares (1,000,000) of PURCHASER'S Restricted Common Stock at a purchase price of $1.00 (the "OPTIONS"). The allocation of the PURCHASER SHARES and OPTIONS to the SELLER is set forth on Exhibit A hereto.

         1.2 DELIVERY OF MANO SHARES - On the Closing Date, the SELLER will deliver to PURCHASER the certificates representing the MANO SHARES, duly endorsed (or with executed stock powers) so as to make PURCHASER the sole owner thereof. Simultaneously, PURCHASER will deliver certificates representing the PURCHASER SHARES to the SELLER.

         1.3 TAX-FREE REORGANIZATION - SELLER acknowledges that, in the event that capital stock of MANO representing at least 80% in interest of MANO is not exchanged for shares of PURCHASER Common Stock pursuant hereto, the Exchange will not qualify as a tax-free reorganization under Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended.

         1.4 INVESTMENT INTENT - The PURCHASER SHARES have not been registered under the Securities Act of 1933, as amended (the "ACT"), and may not be resold unless the PURCHASER SHARES are registered under the ACT or an exemption from such registration is available. The SELLER represents and warrants that it is acquiring the PURCHASER SHARES for its own account, for investment, and not with a view to the sale or distribution of the PURCHASER SHARES. Each certificate representing the PURCHASER SHARES will have a legend thereon incorporating language as follows:

                "The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended (the "ACT"). The shares have been acquired for investment and may not be sold or transferred in the absence of an effective Registration Statement for the shares under the ACT unless in the opinion of counsel satisfactory to the Company, registration is not required under the ACT."


SECTION 2.  REPRESENTATION AND WARRANTIES OF SELLER REGARDING MANO
------------------------------------------------------------------

         SELLER hereby represents and warrants as follows:

         2.1 ORGANIZATION AND GOOD STANDING - MANO is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida, and is entitled to own or lease its properties and to carry on its business as and in the places where such properties are now owned, leased or operated and such business is now conducted. MANO does not have any subsidiaries.

         2.2 OWNERSHIP OF MANO SHARES - The SELLER represents as to its ownership of MANO Shares, it is the owner of record and beneficially of all of the shares of capital stock of MANO listed on Exhibit A hereto, all of which shares are free and clear of all rights, claims, liens and encumbrances, and have not been sold, pledged, assigned or otherwise transferred except pursuant to this AGREEMENT. There are no outstanding subscriptions, rights, options, warrants or other agreements obligating MANO to issue, sell or transfer any stock or other securities of MANO.

         2.3 FINANCIAL STATEMENTS, BOOKS AND RECORDS - MANO was organized on May 23, 1996, and has only nominal assets or liabilities.

         2.4 NO MATERIAL ADVERSE CHANGES - Since the date of MANO's organization, there has not been:

                (i) any material adverse change in the assets, operations, condition (financial or otherwise) or prospective business of MANO;

                (ii) any damage, destruction or loss materially affecting the assets, prospective business, operations or condition (financial or otherwise) of MANO, whether or not covered by insurance;

                (iii) any declaration, setting aside or payment of any dividend or distribution with respect to any redemption or repurchase of MANO's capital stock;

                (iv) any sale of an asset (other than in the ordinary course of business) or any mortgage or pledge by MANO of any properties or assets; or

                (v) adoption of any pension, profit sharing, retirement, stock bonus, stock option or similar plan or arrangement.

         2.5 COMPLIANCE WITH LAWS - MANO has complied with all federal, state, county and local laws, ordinances, regulations, inspections, orders, judgments, injunctions, awards or decrees applicable to it or its business which, if not complied with, would materially and adversely affect the business of MANO.

         2.6 NO BREACH -The execution, delivery and performance of this AGREEMENT and the consummation of the transactions contemplated hereby will not:

                (i) violate any provisions of the Charter or By-Laws of MANO;

                (ii) violate, conflict with or result in the breach of any of the terms of, result in a material modification of, otherwise given any contracting party the right to terminate, or constitute (or with notice or lapse of time or both constitute) a default under, any contract or other agreement to which MANO is a party or by or to which it or any of its assets or properties may be bound or subject;

                (iii) violate any order, judgment, injunction, award or decree of any court, arbitrator or governmental or regulatory body against, or binding upon, MANO, or upon the properties or business of MANO; or

                (iv) violate any statute, law or regulation of any jurisdiction applicable to the transactions contemplated herein which could have a materially adverse effect on the business or operations of MANO.

         2.7 ACTIONS AND PROCEEDINGS - There is not outstanding order, judgment, injunction, award or decree of any court, governmental or regulatory body or arbitration tribunal against or involving MANO. There is no action, suit or claim or legal, administrative or arbitral proceeding or (whether or not the defense thereof or liabilities in respect thereof are covered by insurance) pending or threatened against or involving MANO or any of its properties or assets.

         2.8 BROKERS OR FINDERS - No broker's or finder's fee will be payable by MANO in connection with the transaction contemplated by this AGREEMENT, nor will any such fee be incurred as a result of any actions by MANO.

         2.9 REAL ESTATE - MANO neither owns real property nor is a party to any leasehold agreement.

         2.10 TANGIBLE ASSETS - MANO has full title and interest in all machinery, equipment, furniture, leasehold improvements, fixtures, vehicles, structures, owned or leased by MANO, any related capitalized items or other tangible property material to the business of MANO (the "Tangible Assets"). MANO holds all rights, title and interest in all the Tangible Assets owned by it free and clear of all liens, pledges, mortgages, security interests, conditional sales contracts or any other encumbrances.

         2.11 LIABILITIES - MANO does not have any material direct or indirect indebtedness, liability, claim, loss, damage, deficiency, obligation or responsibility, known or unknown, fixed or unfixed, liquidated or unliquidated, secured or unsecured, accrued or absolute, contingent or otherwise, (all of the foregoing collectively defined to as "Liabilities"). As of the Closing Date, MANO will not have any Liabilities, other than Liabilities incurred in the ordinary course of business.

         2.12 OPERATIONS OF MANO - At the Closing Date, MANO has not and will not have:

                (i)     incurred any indebtedness for borrowed money;

                (ii) declared or paid any dividend or declared or made any distribution of any kind to any shareholder, or made any direct or indirect redemption, retirement, purchase or other acquisition of any shares in its capital stock;

                (iii) made any material loan or advance to any shareholder, officer, director, employee, consultant, agent or other representative or made any other material loan or advance otherwise than in the ordinary course of business;

                (iv) except in the ordinary course of business, incurred or assumed any material indebtedness or liability (whether or not currently due and payable); or

                (v) disposed of any assets of MANO except in the ordinary course of business.

         2.13 CAPITALIZATION - The authorized capital stock of MANO consists of 1,000,000 shares of common stock of which 100,000 shares are presently issued and outstanding. MANO has not granted, issued or agreed to grant, issue or make available any warrants, options, subscription rights or any other commitments of any character relating to the issued or unissued shares of capital stock of MANO.

         2.14 FULL DISCLOSURE - No representation or warranty by MANO in this AGREEMENT or in any document or schedule to be delivered by them pursuant hereto, and no written statement, certificate or instrument furnished or to be furnished to PURCHASER pursuant hereto or in connection with the negotiation, execution or performance of this AGREEMENT contains or will contain any untrue statement of a material fact or omits or will omit to state any fact necessary to make any statement herein or therein not materially misleading or necessary to a complete and correct presentation of all material aspects of the businesses of MANO.

SECTION 3.  REPRESENTATIONS AND WARRANTIES OF PURCHASER
-------------------------------------------------------

         PURCHASER hereby represents and warrants to SELLER as follows:

         3.1 ORGANIZATION AND GOOD STANDING - PURCHASER is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida, and is entitled to own or lease its properties and to carry on its business as and in the places where such properties are now owned, leased, or operated and such business is now conducted. The authorized capital stock of PURCHASER consists of 20,000,000 shares of Common Stock, of which 1,800,000 shares are presently issued and outstanding, and 2,000,000 Shares of Preferred Stock, NO shares of which are issued and outstanding. PURCHASER is duly licensed or qualified and in good standing as a foreign corporation where the character of the properties owned by PURCHASER or the nature of the business transacted by it make such license or qualification necessary.

         3.2 THE PURCHASER SHARES -The PURCHASER SHARES to be issued to the SELLER have been or will have been duly authorized by all necessary corporate and shareholder actions and, when so issued in accordance with the terms of this AGREEMENT, will be validly issued, fully paid and non-assessable.

         3.3 FINANCIAL STATEMENTS, BOOKS AND RECORDS - The unaudited balance sheet of PURCHASER as of June 30, 1998, and statement of operations for the period then ended previously delivered were prepared in accordance with generally accepted accounting principles, except for the exclusion of footnotes, applied on a consistent basis with prior periods, and such financial statements fairly represent the financial position of PURCHASER as at such dates and the results of its operations for the periods then ended.

         3.4 NO MATERIAL ADVERSE CHANGES - Since June 30, 1998, there has not been:

                (i) any material adverse change in the assets, operations, condition (financial or otherwise) or prospective business of PURCHASER;

                (ii) any damage, destruction or loss materially affecting the assets, prospective business, operations or condition (financial or otherwise) of PURCHASER, whether or not covered by insurance;

                (iii) any declaration, setting aside or payment of any dividend or distribution with respect to any redemption or repurchase of PURCHASER's capital stock;

                (iv) any sale of an asset (other than in the ordinary course of business) or any mortgage or pledge by PURCHASER of any properties or assets; or

                (v) adoption of any pension, profit sharing, retirement, stock bonus, stock option or similar plan or arrangement.

         3.5 COMPLIANCE WITH LAWS - PURCHASER has complied with all federal, state, county and local laws, ordinances, regulations, inspections, orders, judgments, injunctions, awards or decrees applicable to their businesses which, if not complied with, would materially and adversely affect the business of PURCHASER or the trading market for the shares of PURCHASER's Common Stock.

         3.6 NO BREACH - The execution, delivery and performance of this AGREEMENT and the consummation of the transactions contemplated hereby will not:

                (i) violate any provision of the Articles of Incorporation or By-Laws of PURCHASER;

                (ii) violate, conflict with or result in the breach of any of the terms of, result in a material modification of, otherwise give any other contracting party the right to terminate, or constitute (or with notice or lapse of time or both constitute) a default under, any contract or other agreement to which PURCHASER is a party or by or to which it or any of its assets or properties may be bound or subject;

                (iii) violate any order, judgment, injunction, award or decree of any court, arbitrator or governmental or regulatory body against, or binding upon, PURCHASER or upon the securities properties or business of PURCHASER; or

                (iv) violate any statute, law or regulation or any jurisdiction applicable to the transactions contemplated herein.

         3.7 ACTIONS AND PROCEEDINGS - There is no outstanding order, judgment, injunction, award or decree of any court, governmental or regulatory body or arbitration tribunal against or involving PURCHASER. There is no action, suit or claim or legal, administrative or arbitral proceeding or (whether or not the defense thereof or liabilities in respect thereof are covered by insurance) pending or threatened against or involving PURCHASER or any of its properties or assets. Except as set forth on
                Schedule 3.7, there is no fact, event or circumstances that may give rise to any suit, action, claim, investigation or proceeding.

         3.8 BROKERS OR FINDERS - No broker's or finder's fee will be payable by PURCHASER in connection with the transaction contemplated by this AGREEMENT, nor will any such fee be incurred as a result of any actions by PURCHASER.

         3.9 LIABILITIES - PURCHASER does not have any direct or indirect indebtedness, liability, claim, loss, damage, deficiency, obligation or responsibility, known or unknown, fixed or unfixed, liquidated or unliquidated, secured or unsecured, accrued or absolute, contingent or otherwise, including, without limitation, any liability on account of taxes, any other governmental charge or lawsuit (all of the foregoing collectively defined to as "Liabilities"), which were not fully, fairly and adequately reflected on the June 30, 1998 Balance Sheet. As of the Closing Date, PURCHASER will not have any Liabilities, other than Liabilities fully and adequately reflected on the June 30, 1998 Sheet, except for Liabilities incurred in the ordinary course of business.

         3.10 OTC BULLETIN BOARD REPORTING OBLIGATIONS - PURCHASER's shares of Common Stock are traded on the OTC Bulletin Board under the symbol "FSGI," PURCHASER is not subject to the periodic reporting responsibilities under the Securities Exchange Act of 1934, and has not registered its Common Stock under Section 12(g) of such ACT.

         3.11 OPERATIONS OF PURCHASER - Except as set forth on Schedule 3.11, since June 30, 1998 and through the Closing Date hereof, PURCHASER has not and will not have:

                (i)     incurred any indebtedness for borrowed money;

                (ii) declared or paid any dividend or declared or made any distribution of any kind to any shareholder, or made any direct or indirect redemption, retirement, purchase or other acquisition of any shares in its capital stock;

                (iii) made any loan or advance to any shareholder, officer, director, employee, consultant, agent or other representative or made any other loan or advance otherwise than in the ordinary course of business;

                (iv) except in the ordinary course of business, incurred or assumed any indebtedness or liability (whether or not currently due and payable);

                (v) disposed of any assets of PURCHASER except in the ordinary course of business; or

                (vi) issued any equity securities or rights to acquire such equity securities except as contemplated by the Stock Purchase AGREEMENT.

         3.12 AUTHORITY TO EXECUTE AND PERFORM AGREEMENTS - PURCHASER has the full legal right and power and all authority and approval required to enter into, execute and deliver this AGREEMENT and to perform fully its obligations hereunder. This AGREEMENT has been duly executed and delivered and is the valid and binding obligation of PURCHASER, enforceable in accordance with its terms, except as may be limited by bankruptcy, moratorium, insolvency or other similar laws generally affecting the enforcement of creditors' rights. The execution and delivery of this AGREEMENT and the consummation of the transactions contemplated hereby and the performance by PURCHASER of this AGREEMENT, in accordance with its respective terms and conditions will not:

                (i) require the approval or consent of any governmental or regulatory body, the shareholders of PURCHASER, or the approval or consent of any other person;

                (ii) conflict with or result in any breach or violation of any of the terms and conditions of, or constitute (or with any notice or lapse of time or both would constitute) a default under, any order, judgment or decree applicable to PURCHASER, or any instrument, contract or other agreement to which PURCHASER is a party or by or to which PURCHASER is bound or subject; or

                (iii) result in the creation of any lien or other encumbrance on the assets or properties of PURCHASER.

         3.13 FULL DISCLOSURE - No representation or warranty by PURCHASER in this AGREEMENT or in any document or schedule to be delivered by it pursuant hereto, and no written statement, certificate or instrument furnished or to be furnished to MANO or the MANO Shareholders pursuant hereto or in connection with the execution or performance of this AGREEMENT contains or will contain any untrue statement of a material fact or omits or will omit to state any fact necessary to make any statement herein or therein not materially misleading or necessary to a complete and correct presentation of all material aspects of the business of PURCHASER.

SECTION 4.  COVENANTS
---------------------

         4.1 CORPORATE EXAMINATIONS AND INVESTIGATIONS - Prior to the Closing Date, the parties acknowledge that they have been entitled, through their employees and representatives, to make such investigation and verification of the assets, properties, business and operations, books, records and financial condition of the other, including communications with suppliers, vendors and customers, as they each may reasonably require. No investigation by a party hereto shall, however, diminish or waive in any way any of the representations, warranties, covenants or agreements of the other party under this AGREEMENT. Consummation of this AGREEMENT shall be subject to the fulfillment of due diligence procedures to the reasonable satisfaction of each of the parties hereto and their respective counsel.

         4.2 EXPENSES - Each party hereto agrees to pay its own costs and expenses incurred in negotiating this AGREEMENT and consummating the transactions described herein.

         4.3 FURTHER ASSURANCES - The parties shall execute such documents and other papers and take such further actions as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated hereby. Each such party shall use its best efforts to fulfill or obtain the fulfillment of the conditions to the Closing, including, without limitation, the execution and delivery of any documents or other papers, the execution and delivery of which are necessary or appropriate to the Closing.

         4.4 CONFIDENTIALITY - In the event the transactions contemplated by this AGREEMENT are not consummated, each of the parties hereto agree to keep confidential any information disclosed to each other in connection therewith for a period of two (2) years from the date hereof; provided, however, such obligation shall not apply to information which:

                (i)     at the time of disclosure was public knowledge;

                (ii) after the time of disclosure becomes public knowledge (except due to the action of the receiving party); or

                (iii) the receiving party had within its possession at the time of disclosure.

         4.5 STOCK CERTIFICATES AND CONSIDERATION - At the Closing, SELLER shall have delivered the certificates representing the MANO Shares duly endorsed (or with executed stock powers) so as to make PURCHASER the sole owner thereof. At such Closing, PURCHASER shall issue to Seller the PURCHASER SHARES as provided herein.

         4.6 ADDITIONAL MANAGEMENT OF PURCHASER - Directors and officers designated by the SELLER shall be elected by PURCHASER. At the time of the Closing, PURCHASER shall enter into employment and consulting agreements with key employees and consultants as mutually agreed upon by the parties hereto.

         4.7 RIGHT TO PURCHASE - On or within 90 days of the Closing, Jason Lents, the President of PURCHASER, shall have the right to acquire the audit division of PURCHASER for a purchase price of $1.00. In addition, any and all funds belonging to and/or debts owed on behalf of the wholly-owned subsidiary Financial Standards Group, Inc., shall remain with Financial Standards Group, Inc., including all leases, contracts, and encumbrances.

SECTION 5.  SURVIVAL OF REPRESENTATIONS AND WARRANTIES OF PURCHASER
-------------------------------------------------------------------

                Notwithstanding any right of the SELLER to fully investigate the affairs of PURCHASER, the former shall have the right to rely fully upon the representations, warranties, covenants and agreements of PURCHASER contained in this AGREEMENT or in any document delivered by PURCHASER or any of its representatives, in connection with the transactions contemplated by this AGREEMENT. All such representations, warranties, covenants and agreements shall survive the execution and delivery hereof and the Closing Date hereunder for twelve (12) months following the Closing.

SECTION 6.  SURVIVAL OF REPRESENTATIONS AND WARRANTIES OF SELLER
----------------------------------------------------------------

                Notwithstanding any right of PURCHASER TO fully investigate the affairs of MANO, PURCHASER has the right to rely fully upon the representations, warranties, covenants and agreements of SELLER contained in this AGREEMENT or in any document delivered to PURCHASER by the latter or any of their representatives in connection with the transactions contemplated by this AGREEMENT. All such representations, warranties, covenants and agreements shall survive the execution and delivery hereof and the Closing Date hereunder for twelve (12) months following the Closing.

SECTION 7.  INDEMNIFICATION
---------------------------

         7.1 OBLIGATION OF PURCHASER TO INDEMNIFY - Subject to the limitations on the survival of representations and warranties contained in Section 5, PURCHASER hereby agrees to forever indemnify, defend and hold harmless the SELLER from and against any losses, liabilities, damages, deficiencies, costs or expenses (including interest, penalties and reasonable attorneys' fees and disbursements) (a "LOSS") based upon, arising out of or otherwise due to any inaccuracy in or any breach of any representation, warranty, covenant or agreement of PURCHASER contained in this AGREEMENT or in any document or other writing delivered pursuant to this AGREEMENT or any verbal representation.

         7.2 OBLIGATION OF MANO AND THE MANO SHAREHOLDERS TO INDEMNIFY - Subject to the limitations on the survival of representations and warranties contained in Section 6, MANO and the MANO Shareholders agree to indemnify, defend and hold harmless PURCHASER to the extent provided for herein, from and against any Loss, based upon, arising out of or otherwise due to any inaccuracy in or any breach of any representation, warranty, covenant or agreement made by any of them and contained in this AGREEMENT or in any document or other writing delivered pursuant to this AGREEMENT.

SECTION 8.  THE CLOSING
-----------------------

                The Closing shall take place simultaneously with the execution hereof. At the Closing, the parties shall provide each other with such documents as may be necessary or appropriate and customary in transactions of this sort in order to consummate the transactions contemplated hereby including evidence of due authorization of the AGREEMENT and the transactions contemplated hereby.

SECTION 9.  MISCELLANEOUS
-------------------------

         9.1 WAIVERS - The waiver of a breach of this AGREEMENT or the failure of any party hereto to exercise any right under this AGREEMENT shall in no event constitute waiver as to any future breach whether similar or dissimilar in nature or as to the exercise of any further right under this AGREEMENT.

         9.2 AMENDMENT - This AGREEMENT may be amended or modified only by an instrument of equal formality signed by the parties or the duly authorized representatives of the respective parties.

         9.3 ASSIGNMENT - This AGREEMENT is not assignable except by operation of law.

         9.4 NOTICES - Until otherwise specified in writing, the mailing addresses of both parties of this AGREEMENT shall be as follows:



         SELLER:                            THE MARTIAL ARTS NETWORK, INC.
                                            1000 Universal Studios Plaza #22
                                            Orlando, FL  32819


         PURCHASER:                         FSGI CORPORATION
                                            3200 North Military Trail, Suite 110
                                            Boca Raton, FL 33431

Any notice of statement given under this AGREEMENT shall be deemed to have been given if sent by registered mail addressed to the other party at the address indicated above or at such other address which shall have been furnished in writing to the addressor.

         9.5 GOVERNING LAW - This AGREEMENT shall be construed, and the legal relations be the parties determined, in accordance with the laws of the State of Florida, thereby precluding any choice of law rules which may direct the application of the laws of any other jurisdiction.

         9.6 PUBLICITY - No publicity release or announcement concerning this AGREEMENT or the transactions contemplated hereby shall be issued by either party hereto at any time from the signing hereof without advance approval in writing of the form and substance thereof by the other party.

         9.7 ENTIRE AGREEMENT - This AGREEMENT (including the Exhibits and Schedules hereto) and the collateral agreements executed in connection with the consummation of the transactions contemplated herein contain the entire agreement among the parties with respect to the purchase and issuance of the MANO SHARES and the PURCHASER SHARES and related transactions, and supersede all prior agreements, written or oral, with respect thereto.

         9.8 HEADINGS - The headings in this AGREEMENT are for reference purposes only and shall not in any way affect the meaning or interpretation of this AGREEMENT.

         9.9 SEVERABILITY OF PROVISIONS - The invalidity or unenforceability of any term, phrase, clause, paragraph, restriction, covenant, agreement or other provision of this AGREEMENT shall in no way affect the validity or enforcement of any other provision or any part thereof.

         9.10 COUNTERPARTS - This AGREEMENT may be executed in any number of counterparts, each of which when so executed, shall constitute an original copy hereof, but all of which together shall consider but one and the same document.

         IN WITNESS WHEREOF, the parties have executed this AGREEMENT on the date first above written.

                                                FSGI CORPORATION


                                                By: /S/ JASON LENTS
                                                   -----------------------------
                                                   Jason Lents, President


                                                THE MARTIAL ARTS NETWORK, INC.


                                                By: /S/ TONY INTERDONATO
                                                   -----------------------------
                                                   Tony Interdonato, President

                                    EXHIBIT A
                                    ---------





          EXCHANGE WITH FSGI FOR THE MARTIAL ARTS NETWORK ONLINE, INC.



                                           Shares of                    Shares of
Name of                                    MANO to be                   PURCHASER to
SHAREHOLDER                                EXCHANGED                    BE RECEIVED
-----------                                ---------                    -----------

The Martial Arts Network, Inc.             100,000                      3,000,000 (+ options previously notated)
